Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.1

Adamis Pharmaceuticals Announces Pricing of $8.0 Million Public Offering

SAN DIEGO, CA – August 2, 2023 – Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) (“Adamis” or the “Company”), a commercial stage biopharmaceutical company, today announced the pricing of its public offering of 5,930,000 units at a public offering price of $1.35 per unit. Each unit consists of one share of common stock (or a prefunded warrant in lieu thereof) and one warrant to purchase one share of common stock.  The common warrants will be immediately exercisable at an exercise price of $1.35 per share and will expire five years from the date of issuance. The shares of common stock (or pre-funded warrants in lieu thereof) and accompanying common warrants can only be purchased together in this offering, but will be issued separately and will be immediately separable upon issuance.

Gross proceeds, before deducting placement agent fees and other offering expenses, are expected to be approximately $8.0 million. The offering is expected to close on August 4, 2023, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as sole placement agent in connection with this offering.

The securities described above are being offered pursuant to a registration statement on Form S-1, as amended (File No. 333-273233) (the “Registration Statement”), previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”) on August 1, 2023. The offering is being made only by means of a prospectus which is a part of the Registration Statement. A preliminary prospectus relating to the offering has been filed with the SEC. Copies of the final prospectus relating to this offering, when available, will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus relating to this offering, when available, may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, at (212) 895-3745.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a commercial stage neuro-biotech company primarily focused on developing and commercializing products for the treatment of opioid overdose and substance use disorders. Adamis’ commercial products approved by the FDA include ZIMHI® (naloxone) Injection for the treatment of opioid overdose, and SYMJEPI® (epinephrine) Injection for use in the emergency treatment of acute allergic reactions, including anaphylaxis. Following its recent merger transaction with DMK Pharmaceuticals, the Company is also developing novel therapies for opioid use disorder (OUD) and other important neuro-based conditions where patients are currently underserved. The Company’s lead clinical stage product candidate, DPI-125, is being studied as a potential novel treatment for OUD. Adamis also plans to develop the compound for the treatment of moderate to severe pain. The Company’s other development stage product candidates include DPI-221 for bladder control problems and DPI-289 for severe end stage Parkinson’s disease. For additional information about Adamis Pharmaceuticals, please visit our website and follow us on Twitter and LinkedIn.

Safe Harbor Statement

This press release contains forward-looking statements about our expectations, beliefs and intentions as well as statements relating to the public offering, including, without limitation, as to the consummation of the offering described above and the Company’s ability to satisfy the closing conditions related to the offering, the expected proceeds from the offering, the timing of the closing of the offering, and our products and product candidates. Any statements in this press release about our future expectations, plans and prospects, including statements regarding our strategy, future operations, prospects, plans and objectives, and other statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, which may cause Adamis’ actual results to be materially different from the results anticipated by such forward-looking statements. Adamis cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the satisfaction of closing conditions and the closing of the offering; our cash flow, cash burn, expenses, obligations and liabilities; the future success of any of our product development programs; future trends regarding opioid use disorder, alcohol use disorder or other substance use disorders; our ability to raise required capital to continue as a going concern; the outcomes of any litigation, regulatory proceedings, claims or investigations that we are or may become subject to; our ability to maintain the continued listing of our common stock on the Nasdaq Capital Market and regain compliance with Nasdaq’s marketplace rules; and other risks and uncertainties described in the Company's annual report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the year ended December 31, 2022, and in the Company's subsequent filings with the SEC, all of which are available free of charge on the SEC’s website at http://www.sec.gov. The Company provides links to third-party websites only as a courtesy to readers and disclaims any responsibility for the thoroughness, accuracy or timeliness of information at third-party websites. If we do not obtain sufficient funds to continue operations or satisfy our liabilities and obligations, our cash resources will be depleted and we could be required to materially reduce or suspend operations, which would likely have a material adverse effect on our business and stock price, or we could be required to seek bankruptcy protection or other alternatives that could result in our stockholders losing some or all of their investment in us. Such forward-looking statements speak only as of the date of this press release, and Adamis disclaims any intent or obligation to update these forward-looking statements or links to third party websites contained herein, whether as a result of new information, to reflect events or changed circumstances or otherwise, after the date of such statements, except as may be required by law.

Contacts:

Adamis Investor Relations

Robert Uhl

Managing Director

ICR Westwicke

(619) 228-5886